Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2020 relating to the financial statements of Oportun Financial Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of Oportun Financial Corporation and subsidiaries for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA

March 4, 2020